  Exhibit 5.1

Ocotber 8, 2019

Loop Industries, Inc.
480 Fernand Poitras
Terrebonne, Quebec, Canada J6Y 1Y4

Re:    Registration Statement on Form S-3

 Ladies and Gentlemen:

                We have acted as counsel to Loop Industries, Inc., a Nevada corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form S-3 (the “RegistrationStatement”), as filed with the United States Securities and Exchange Commission (the “Commission”) on the date referenced above under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to an aggregate of 2,081,451 shares (the “Shares”) of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), issued and issuable (i) upon conversion of convertible notes (the “2018 Convertible Notes”) granted pursuant to that certain Note and Warrant Purchase Agreement dated as of either November 13, 2018 or January 3, 2019 (the “2018 Purchase Agreement”); (ii) upon exercise of warrants granted pursuant to the 2018 Purchase Agreement to acquire an additional 50% of the shares upon the conversion of the 2018 Convertible Notes; (iii) upon conversion of convertible notes (the “2019 Convertible Notes”) granted pursuant to that certain Note and Warrant Purchase Agreement, as amended, dated as of either January 15, 2019 or January 21, 2019 (the “2019 Purchase Agreement” and together with the 2018 Purchase Agreement, the “Purchase Agreements”); (iv) upon exercise of warrants granted pursuant to the 2019 Purchase Agreement to acquire an additional 50% of the shares issued upon the conversion of the 2019 Convertible Notes; and (v) pursuant to that certain Settlement Agreement and Mutual General Release dated February 25, 2019 by and between the Corporation, Henry Lorin, Paul M. Cugno and certain other parties thereto (the “Settlement Agreement” and together with the Purchase Agreements, the “Agreements”).

We have reviewed the following documents: (i) the Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on March 11, 2010, as amended (the “Articles”); (ii) the Amended and Restated By-laws of the Corporation, effective as of April 4, 2018; (iii) the resolutions adopted by the Board of Directors (the “Board of Directors”) authorizing the filing of the Registration Statement with the Commission; and (iv) the Registration Statement. We have also reviewed such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

Loop Industries, Inc. October 8, 2019 Page 2

In delivering this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof with respect to all parties.

The opinions expressed below are based on the assumptions that: (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) have been filed by the Corporation with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Agreements and will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares; (ii) the Shares have been and will continue to be duly and validly authorized on the dates that the Shares are issued, and, upon the issuance of any of the Shares, the total number of shares of Common Stock of the Corporation issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under the Articles, as may be further amended; (iii) the Agreements will not violate or constitute a default or breach under (a) any agreement or instrument to which the Corporation or its properties is subject, (b) any law, rule or regulation to which the Corporation is subject, (c) any judicial or regulatory order or decree of any governmental authority, or (d) any consent, approval, license, authorization or validation of or filing, recording or registration of any governmental authority; and (iv) the Shares have been and will continue to be issued and sold in compliance with the Securities Act and the securities or “Blue Sky” laws of various states.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that (a) the Shares issued in connection with the Settlement Agreement have been duly authorized and are validly issued, fully paid and nonassessable, and (b) the Shares issuable in connection with the Purchase Agreements have been duly authorized for issuance and, when the Shares are issued and delivered against receipt of payment therefore in accordance with the Purchase Agreements, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion letter is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, equitable subordination, marshalling or similar laws affecting creditors’ rights and remedies generally; the rights of account debtors, claims and defenses of account debtors and the terms of agreements with account debtors; rules of law governing specific performance, injunctive relief, and the discretionary application of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification, exculpation, or contribution by federal or state securities laws or regulations or by public policy.

Loop Industries, Inc. October 8, 2019 Page 3

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,